UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
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Endeavour International Corporation

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1001 Fannin Street, Suite 1600
Houston, Texas 77002
April 21, 2008
Dear Stockholder:
     We cordially invite you to attend the Annual Meeting of Stockholders of Endeavour International Corporation, which will be held on Thursday, May 29, 2008, at 10:00 a.m., Central Time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. At the meeting, you will hear a report on our business and have the opportunity to meet with our directors and executives.
     The materials enclosed include the formal notice of the meeting, the proxy statement, the proxy card and the annual report. The proxy statement outlines the agenda and provides information about the matters to be voted on at the meeting. It also describes how our board of directors operates and gives certain information about the Company. The annual report includes financial information and results for 2007.
     It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please complete, sign and return your proxy, or vote by telephone or via the Internet according to the instructions on the proxy card, so that your shares will be voted at the annual meeting.
     We look forward to seeing you at the Annual Meeting and greatly appreciate your continued support.

Sincerely,

/s/ William L. Transier
William L. Transier
Chairman, Chief Executive Officer and President

Notice of Annual Meeting of Stockholders
To be Held May 29, 2008

Dear Stockholder:
You are cordially invited to attend the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of Endeavour International Corporation, a Nevada corporation, which will be held on Thursday, May 29, 2008, at 10:00 a.m., Central time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. The Annual Meeting will be held for the following purposes:
1.	To elect three Class I directors to each serve three-year terms;

2.	To ratify the appointment of KPMG LLP as independent auditor for the Company for the year ending December 31, 2008; and

3.	To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.
The close of business on March 31, 2008 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.
Whether or not you plan to attend the Annual Meeting, we ask that you sign and return the enclosed proxy or vote via the telephone or the Internet as promptly as possible to ensure that your shares will be represented. Please see the enclosed proxy card for specific instructions. Your Internet and telephone votes must be received before 12:00 midnight, Eastern time, on the evening of May 28, 2008. A self-addressed, postage paid envelope has been enclosed for your convenience if you wish to vote by mail. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.

By Order of the Board of Directors,

/s/ Karen Paganis
Karen Paganis
Secretary
April 21, 2008

Endeavour International Corporation
Proxy Statement

Endeavour International Corporation
1001 Fannin Street, Suite 1600
Houston, Texas 77002

Proxy Statement

Some Questions You May Have Regarding this Proxy Statement
Unless the context otherwise requires, references to the “Company”, “Endeavour”, “we”, “us” or “our” mean Endeavour International Corporation or any of its subsidiaries.
Q:	Why am I receiving these materials?

A:	The accompanying proxy is solicited on behalf of the board of directors of Endeavour International Corporation, a Nevada corporation. We are providing these proxy materials to you in connection with our 2008 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Thursday, May 29, 2008, at 10:00 a.m., Central time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. As a Company stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement. The Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy and voting instructions are being mailed beginning April 21, 2008.

Q:	Who may vote at the meeting?

A:	You may vote all of the shares of our common stock, Series B preferred stock and Series C preferred stock that you owned at the close of business on March 31, 2008, the record date.

Q:	What proposals will be voted on at the meeting?

A:	There are two Company proposals to be considered and voted on at the meeting, which are:
1.	To elect three Class I directors to each serve three-year terms; and

2.	To ratify the appointment of KPMG LLP (“KPMG”) as independent auditor for the Company for the year ending December 31, 2008.
We will also consider other business that properly comes before the meeting, or any adjournment or postponement thereof, in accordance with Nevada law and our Bylaws.

Q:	How does the Board of Directors recommend I vote?

A:	Please see the information included in the proxy statement relating to the proposals to be voted on. Our board of directors unanimously recommends that you vote:
1.	“FOR” each of the nominees to the board of directors;

2.	“FOR” the ratification of KPMG as independent auditor for the Company.
Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, William L. Transier and J. Michael Kirksey, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Nevada law and our Bylaws.

Q:	How do I vote?

A:	If your shares are registered directly in your name with our transfer agent, Stock Trans, Inc., you are considered a stockholder of record with respect to those shares and the proxy materials and proxy card are being sent directly to you. Stockholders of record may vote their shares via telephone by using the toll-free number listed on the proxy card or via the Internet at the website for Internet voting listed on the proxy card. In both methods of voting, the control number found on your proxy card will be needed. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

If you hold Series B preferred stock or Series C preferred stock, Stock Trans, Inc. will be sending the proxy materials and proxy card directly to you. You may vote your shares via telephone by using the toll-free number listed on the proxy card or via the Internet at the website for Internet voting listed on the proxy card. In both methods of voting, the control number found on your proxy card will be needed. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

Stockholders who elect to vote by mail are asked to date, sign and return the enclosed proxy card using the self-addressed, postage-paid envelope provided. Telephone and Internet voting for stockholders of record will close at 12:00 midnight, Eastern time, on the evening before the Annual Meeting. To vote at the meeting, please bring the enclosed proxy card, or vote using the ballot provided at the meeting.

If, like many stockholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the proxy materials are being forwarded to you by your bank or broker. The availability of telephone and Internet voting will depend upon the voting processes of the bank or broker and stockholders should follow the voting instructions on the form you receive from your bank or broker.

Stockholders who elect to vote by mail are asked to date, sign and return the enclosed proxy card using the self-addressed, postage-paid envelope provided. To vote at the meeting, please bring the enclosed proxy card, or vote using the ballot provided at the meeting.

Q:	What constitutes a quorum, and why is a quorum required?

A:	A quorum is required for the Company stockholders to conduct business at the meeting in accordance with our Bylaws. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q:	What vote is required to approve the proposals?

A:	Directors are elected by plurality vote. This means that the director nominees who receive the most votes will be elected to fill the available seats on the board. All other proposals will be approved if a majority of the shares present in person or by proxy are cast for the proposal. Holders of our common stock, Series B preferred stock and Series C preferred stock will vote together as a single class on each proposal. On the record date, Endeavour International Corporation had 127,527,858 shares of common stock, 19,714 shares of Series B preferred stock and 125,000 shares of Series C preferred stock outstanding and entitled to be voted at the meeting. Each stockholder is entitled to one vote for each share of common stock and one vote for each share of Series B preferred stock. Each stockholder of the Series C preferred stock is entitled to 400 votes for each share of Series C preferred stock.

Q:	How are abstentions and broker non-votes counted?

A:	Abstentions and broker non-votes are counted in determining whether a quorum is present for the meeting. However, neither abstentions nor broker non-votes will have an effect on the election of a director. For ratification of the appointment of KPMG as independent auditor for the Company, an abstention will not be treated as a vote cast, but will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “Against” the ratification of KPMG as independent auditor. Broker non-votes will not have any effect on the outcome of votes for ratification of KPMG as independent auditor.

William L. Transier and J. Michael Kirksey are officers of the Company and were named by our board of directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the board of directors. For beneficial stockholders, your broker or nominee may not be permitted to exercise voting discretion with respect to any other business that may come before the meeting.

Q:	What are broker non-votes?

A:	Under American Stock Exchange rules, brokers are not permitted to vote their customers’ shares on non-routine matters unless they have received voting instructions from their customers. Broker non-votes are shares held in “street name” for which brokers do not receive voting instructions, and which therefore cannot be voted. If your shares are held in “street name,” you should follow the directions provided by your broker to instruct your broker to vote your shares.

Q:	What are routine matters?

A:	The election of directors and ratification of KPMG are examples of routine matters on which brokers may vote even if they have not received instructions from their customers.

Q:	What are non-routine matters?

A:	Non-routine matters are matters such as approval of stockholder proposals, although there are no stockholder proposals under consideration at the Annual Meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise through submission of a later dated proxy or written notice to the Secretary of the Company or by re-casting your vote by telephone or Internet. You may also revoke your proxy by voting in person at the Annual Meeting. If you are a beneficial stockholder, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the meeting.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2008 or in an earlier filed Form 8-K.

Q:	Who is making this solicitation and who will bear the cost for soliciting votes for the meeting?

A:	We are soliciting your proxy on behalf of the board of directors. We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners; provided however, that we will not bear any costs related to an individual stockholder’s use of the Internet or telephone to cast their vote. Morrow & Co., Inc. has been retained to assist us in the solicitation of proxies in connection with the Annual Meeting for a fee of approximately $4,500, plus out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and regular employees.

Q:	What is “householding”?

A:	Some banks, brokers and other nominee record holders may send a single set of proxy materials and other stockholder communications to any household at which two or more stockholders reside. This process is called “householding.” We will promptly deliver a separate copy of these documents to you if you call or write us at the attention of Investor Relations Department, Endeavour International Corporation, 1001 Fannin Street, Suite 1600, Houston, Texas 77002, phone 713-307-8700. If you prefer to receive separate copies of our proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address or phone number.

Q:	Where can I find more information about Endeavour?

A:	We file reports and other information with the Securities and Exchange Commission (“SEC”) and the London Stock Exchange (“LSE”). You may read and copy this information at the SEC’s public reference facilities. This information is also available at www.sec.gov and http://www.endeavourcorp.com.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our 2007 Annual Report on Form 10-K, please contact: Endeavour International Corporation, 1001 Fannin Street, Suite 1600, Houston, Texas 77002, Attention: Investor Relations Department, Telephone: (713) 307-8700.

Q:	How can I communicate with the Company’s Board of Directors?

A:	Stockholders may send communications to our board in care of the Corporate Secretary, Endeavour International Corporation, 1001 Fannin Street, Suite 1600, Houston, Texas 77002. Please indicate whether your message is for the board of directors as a whole, a particular group or committee of directors or an individual director.

Proposal One — Election of Directors
Structure of the Board
Our Amended and Restated Bylaws provide for one to fifteen directors (as determined by resolution of the board of directors) to be divided into three classes consisting of Class II, Class III and Class I directors, whose terms of office are currently scheduled to expire, respectively, on the dates of our annual meetings of stockholders in 2009, 2010 and 2011. At each annual meeting of stockholders the directors of the class elected at such meeting will serve for three-year terms. Our board of directors has currently fixed the number of directors at seven members, consisting of three Class I members and two each of Class II and Class III members.
Proposal
Three directors are to be elected at the 2008 Annual Meeting. The three nominees, who are current members of the board, are to be elected as Class I directors for a three-year term expiring at our annual meeting of stockholders in 2011. Each such director will hold office until his or her successor is duly elected and qualified. There is no cumulative voting in the election of directors and the Class I directors will be elected by a plurality of the votes cast at the Annual Meeting.
Nominees for Election and Continuing Directors
The following table sets forth information regarding the names, ages and principal occupations of the nominees and the continuing directors, directorships in other companies held by them and the length of continuous service as a director of the Company:

Nominees for Election at the Annual Meeting
Class I Director	Principal Occupation and Other Directorships	Age
John B. Connally III	Independent oil and gas investor; Founder and Principal of Pure Gas Partners, Ltd., a privately-held oil and gas exploration and production company; Director of Pure Energy Group, Inc.; Director of the Company since May 2002.	61

William L. Transier	Chief Executive Officer and President of the Company; Director of Reliant Energy, Inc., Cal Dive International, Inc. and Helix Energy Solutions Group, Inc.; Director of the Company since February 2004 and Chairman of the Board since October 2006.	53

Nominees for Election at the Annual Meeting
Class I Director	Principal Occupation and Other Directorships	Age
Charles J. Hue Williams	Consultant with Lambert Energy Advisory Limited; Director of Lambert Energy Advisory Limited and Ikon Science Limited; Director of the Company since April 2007.	65

Continuing Directors
Class II Director	Principal Occupation and Directorships	Age
Nancy K. Quinn	Principal of Hanover Capital LLC, a privately-owned advisory firm providing financial and strategic services primarily within the energy industry; Director of Atmos Energy Corporation; Director of the Company since March 2004.	54

John N. Seitz	Director of the Company since February 2004 and Vice Chairman of the Board since October 2006; Director of ION Geophysical Corporation and Constellation Energy Partners, LLC.	56

Class III Director	Principal Occupation and Directorships	Age
Barry J. Galt	Retired; Director of Abraxas Petroleum Company; Director of the Company since May 2004.	74

Thomas D. Clark, Jr.	President of Strategy Associates, a consulting firm specializing in strategy development, strategic planning assistance, corporate governance policy and corporate analysis; Director of Dynegy, Inc.; Director of the Company since June 2006.	67
Each of the nominees and directors named above have been engaged in the principal occupation set forth opposite his or her name for the past five years except as follows:
Mr. Connally served as president, chief executive officer and a director of BPK Resources, Inc. (now known as iCarbon Corporation), a gas and oil exploration company whose shares traded on the OTC Bulletin Board, from 2002 to April 2004.
Mr. Transier served as co-chief executive officer of the Company from February 2004 to October 2006. Mr. Transier served as executive vice president and chief financial officer for Ocean Energy, Inc. from 1999 to 2003, prior to its merger with Devon Energy Corporation, and he served as co-chief executive officer of NSNV, Inc. from its formation in November 2003 until its merger with the Company in February 2004.

Mr. Hue Williams served as a compliance officer at Lambert Energy Advisory Limited from 2002 until his retirement in December 2006. Since December 2006, he has acted as a consultant for Lambert Energy Advisory Limited.
Mr. Seitz served as co-chief executive officer of the Company from February 2004 to October 2006. Mr. Seitz served as chief executive officer, chief operating officer and president of Anadarko Petroleum Corporation from 2002 to 2003, and as president and chief operating officer of Anadarko Petroleum Corporation from 1999 to 2003, and he served as co-chief executive officer of NSNV, Inc. from its formation in November 2003 until its merger with the Company in February 2004.
Mr. Galt served as a director of Ocean Energy, Inc. and its predecessor company, Seagull Energy Corporation from 1983 to 2003, prior to its merger with Devon Energy Corporation, and as chairman and chief executive officer of Seagull from 1983 to his retirement in 1998. Mr. Galt also served as a director of Trinity Industries, Inc. from 1989 and as a director of Dynegy, Inc. from October 2002 until his retirement from both boards in May 2006.
Prior to 2006, Mr. Clark was the Edward G. Schlieder Distinguished Chair of Information Science at Louisiana State University and the Director of the DECIDE Boardroom, an executive decision research and development facility, since 2003. Since 2000, he has served as vice chairman of the Louisiana Tobacco Settlement Corp., and since 2003, as a member of the board of directors of Dynegy, Inc. and on the boards of several community organizations and three privately-held companies. Mr. Clark was previously Dean of the E.J. Ourso College of Business Administration at Louisiana State University and Ourso Distinguished Professor of Business from 1995 to 2003.
Board of Directors Recommendation
The board of directors recommends voting “For” the election of each of the director nominees.
Corporate Governance
Directors are expected to make every effort to attend each board meeting and each meeting of any committee on which he or she sits. Attendance in person is preferred but attendance by teleconference will be permitted if necessary. Directors are also expected to make every effort to attend in person the Annual Meeting of Stockholders. Our board of directors held thirteen meetings during 2007. Each director attended all board meetings and at least 90% of the meetings of the committees on which such director served during his or her tenure of service in 2007. All of the directors attended the 2007 Annual Meeting of Stockholders. Our board of directors is comprised of a majority of independent directors as required by the rules of the American Stock Exchange. The board has determined that Ms. Quinn and Messrs. Clark, Connally, Galt and Hue Williams are “independent” as that term is defined by the rules of the

American Stock Exchange and the SEC. In making this determination, the board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. When assessing the materiality of a director’s relationship with us, the board of directors considers the issue not merely from the standpoint of the director, but also from the standpoint of the person or organizations with which the director has an affiliation.
In particular, in 2008, the Board evaluated Mr. Hue Williams’ status as a compliance consultant at Lambert Energy Advisory Limited, an energy financial consulting company to which we paid fees totaling $526,557 in 2007. Lambert Energy and its subsidiaries provide us with ongoing financial advisory services as well as specific transaction-related services. Mr. Hue Williams’ consulting services to Lambert Energy are limited in scope to compliance issues. The subject matter upon which Mr. Hue Williams consults has no bearing upon the financial advisory services provided to the Company and he receives no compensation from Lambert Energy related to the services provided by Lambert Energy to the Company.
As a result of this review, the board affirmatively determined, based on its understanding of such transactions and relationships, that, with the exception of Messrs. Seitz and Transier, none of our directors has any material relationships with the Company or its subsidiaries, and that all such directors are independent of the Company under the standards set forth by the American Stock Exchange and the SEC. Messrs. Seitz and Transier are not independent because of Mr. Transier’s employment as an executive and Mr. Seitz’s former employment as an executive and former consulting agreement with the Company.
The board of directors currently has the following standing committees:
Audit Committee
The audit committee consists of Ms. Quinn and Messrs. Connally, Galt and Hue Williams. Ms. Quinn serves as chairman of the audit committee. While the board has determined that all members of the audit committee are qualified to serve as financial experts, Ms. Quinn is the designated financial expert for the committee. The audit committee held ten meetings during 2007. The board of directors has determined the members of the audit committee to be independent in accordance with the requirements of the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of the American Stock Exchange. The committee is appointed by the board of directors to assist the board in oversight of (i) the integrity of our financial statements, (ii) the compliance by the Company with legal and regulatory requirements, (iii) the performance of our internal audit function and independent auditors, and (iv) the independent auditors’ qualifications and independence. The audit committee charter is available on our website at http://www.endeavourcorp.com or in print to any stockholder who requests it. The report of the audit committee is set forth beginning on page 38.

Compensation Committee
The Compensation Committee consists of Ms. Quinn and Messrs. Clark and Connally. Mr. Connally serves as chairman of the Compensation Committee. The Compensation Committee held eight meetings during 2007. The board of directors has determined the members of the Compensation Committee to be independent in accordance with the requirements of the rules and regulations of the SEC promulgated under the Exchange Act and the rules of the American Stock Exchange. The Committee is appointed by the board of directors and has overall responsibility for reviewing, evaluating and approving our executive officer compensation arrangements, plans and policies. The compensation committee charter is available on our website at http://www.endeavourcorp.com or in print to any stockholder who requests it. Requests may be sent to the attention of the Corporate Secretary, Endeavour International Corporation at 1001 Fannin Street, Suite 1600, Houston, Texas 77002. The report of the Compensation Committee is set forth beginning on page 35.
The Compensation Committee oversees the administration of compensation programs applicable to all of our employees, including our executive officers, under the charter adopted by the board of directors. The Committee has the sole authority to approve to the extent the Committee determines necessary or appropriate the following compensation items based on such evaluation for our executive officers: (i) annual base salary level, (ii) annual incentive opportunity level, (iii) long-term incentive opportunity level, (iv) employment agreements and severance arrangements and (v) any special or supplemental benefits, a significant portion of which should be, in the committee’s view, equity-based compensation, intended to align the employees’ interests with those of our stockholders. The Committee has the sole authority to decide whether to retain a compensation consultant to assist in the evaluation of executive officer compensation. The Committee delegates administration of compensation programs applicable to employees who are not executive officers to the chief executive officer of the Company.
Governance and Nominating Committee
The Governance and Nominating Committee consists of Messrs. Clark, Galt and Hue Williams. Mr. Galt serves as chairman of the Governance and Nominating Committee. The Committee held five meetings during 2007. The board of directors has determined the members of the Governance and Nominating Committee to be independent in accordance with the requirements of the rules and regulations of the SEC promulgated under the Exchange Act and the rules of the American Stock Exchange. The Governance and Nominating Committee is appointed by the board of directors to (i) assist the board in identifying individuals qualified to become board members and to recommend to the board individuals to be nominees for election at the annual meetings of stockholders or to be appointed to fill vacancies; (ii) recommend to the board director nominees for each committee of the board; (iii) advise the board about appropriate composition of the board and its committees; (iv) recommend corporate governance guidelines and assist the board in implementing those guidelines; and (v) assist the board in its annual review of the performance of the board and its committees. The governance and nominating committee charter is available on our website at http://www.endeavourcorp.com or in print to any stockholder who requests it. Requests may be sent to the attention of the Corporate

Secretary, Endeavour International Corporation, at 1001 Fannin Street, Suite 1600, Houston, Texas 77002.
Qualification and Nomination of Director Candidates
The Governance and Nominating Committee has the responsibility under its charter to recommend nominees for election as directors to the board of directors. In February 2007, the Governance and Nominating Committee recommended Board Governance Guidelines which the board of directors approved. Among other governance matters, the Board Governance Guidelines provide board membership criteria. The Board Governance Guidelines are available on our website at http://www.endeavourcorp.com. The Governance and Nominating Committee is responsible for reviewing, with the board on an annual basis, the appropriate skills and characteristics required of directors in the context of the current make-up of the board. This assessment includes issues of diversity, age, and skills. The skill set of the overall board provides a basis for the evaluation and establishes guidelines for an overall set of skills inherent in the group of members of the board. In all cases, the skills an individual brings to the board should be considered in the context of the overall needs for expertise on the board. Each member brings a unique and valuable perspective to the governance of the Company. When these unique skill sets are combined in an environment of collegial interaction and respect, they provide the overall skill set of the board and provide a strong governance structure. The skills which we seek in a nominee fall into the two primary areas of business skills and interpersonal social skills. In considering candidates for the board of directors, the Governance and Nominating Committee will identify the personal characteristics needed in a director nominee so that the board as a whole will possess the Qualifications of the Board as a Whole as identified in the Board Governance Guidelines and as needed on the board at the time of the selection of a director nominee. It is expected that the characteristics needed in a director nominee will depend on the skills of current directors and the current needs of the Company. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Governance and Nominating Committee. The committee shall consider, through such means as the committee considers appropriate, potential director nominees thought to possess the Business Skill Set and the Individual Personal and Social Skill Set as identified in the Board Governance Guidelines.
Recommendation or Nomination of Directors by Stockholders
The Board Governance Guidelines and the governance and nominating committee charter provide proper procedures for identifying director nominees. The Board Governance Guidelines and the governance and nominating committee charter is available on our website at http://www.endeavourcorp.com or in print to any stockholder who requests it. Requests may be sent to the attention of the Corporate Secretary, Endeavour International Corporation, at 1001 Fannin Street, Suite 1600, Houston, Texas 77002.
Any stockholder wishing to recommend a candidate for director should submit the recommendation in writing in care of the Corporate Secretary, Endeavour International Corporation, at 1001 Fannin Street, Suite 1600, Houston, Texas 77002. The written notice should contain the name and address of the stockholder recommending the candidate, the candidate’s name and address, a description of all arrangements or understandings (if any) between the stockholder and the individual being recommended as a potential director, such information about the individual being recommended as would be required to be included in a proxy statement filed under then-current SEC rules, and an indication of the individual’s willingness to serve as a director. The Governance and Nominating Committee will consider all candidates recommended by any stockholder who complies with the foregoing procedures on the same basis as candidates recommended by our directors and other sources.
Code of Business Conduct
We have adopted a Code of Business Conduct which applies to all employees, including all executive officers. The Code of Business Conduct covers topics including, but not limited to, conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargos and sanctions, compliance procedures and employee complaint procedures. The Code of Business Conduct is posted on our website at http://www.endeavourcorp.com under the “Investor Relations-Corporate Governance” caption.
Directors’ Continuing Education
The Company’s director education policy can be found in the Board Governance Guidelines and encourages all members of the board of directors to attend director education programs appropriate to their individual backgrounds to stay abreast of developments in corporate governance and “best practices” relevant to their contribution to the board of directors as well as their responsibilities in their specific committee assignments. The director education policy provides that the Company will reimburse the board of directors for all costs associated with attending any director education program.
Messers. Clark and Transier have each achieved the Certificate of Director Education from the National Association of Corporate Directors (“NACD”) Corporate Directors Institute.
Director Service on Other Boards
Recognizing the substantial time commitment required of directors, we expect that directors will serve on the boards of other public companies only to the extent that, in the judgment of the board, such services do not detract from the directors’ ability to devote the necessary time and attention to Endeavour. Generally, directors who serve as chief executive officers, or CEOs, should not be on the boards of more than three (3) other public companies, and all other directors should limit their service to no more than five (5) public company boards.
Directors Who Change Job Responsibilities
An individual director who changes the principal employment position he or she held when elected to the board should notify the chairman of the Governance and Nominating Committee. It is not the sense of the board that the directors who retire or change from the position they held when they came on the board should necessarily leave the board. There should, however, be an opportunity for the board via the Governance and Nominating Committee to review the continued appropriateness of board membership under these circumstances.
Term Limits and Retirement
We do not believe there should be term limits on directors. While term limits could help ensure fresh ideas and viewpoints, they hold the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into the company and its operations and, therefore, provide an increasing contribution to the board as a whole. As an alternative to term limits, the Governance and Nominating Committee, in consultation with the Chairman, will review each director’s continuation on the board at the conclusion of his or her term. This will also allow each director the opportunity to conveniently confirm his or her desire to continue as a member of the board. The Governance and Nominating Committee chairman will report the results of the review to the board.
Stock Ownership Guidelines
The board of directors believes that significant stock ownership in Endeavour by the leadership team leads to a stronger alignment of interests between management and stockholders and will result in enhanced stockholder value. In February 2007, the board adopted stock ownership guidelines expressed as a multiple of annual base salary for executive officers and annual retainer for directors as follows:

Position	Stock Ownership Level
CEO	5X
All Other Executive Officers	3X
Directors	2X
Directors and executive officers have five years from the adoption of these guidelines, or from taking office, whichever is later, to reach the applicable Stock Ownership Level.
Until the applicable Stock Ownership Level is met, upon the vesting of a restricted stock award and after the payment of taxes due as a result of vesting, the officer or director is required to hold the net vested shares. Net vested shares are the shares remaining after payment of the applicable taxes owed as a result of vesting of the restricted stock. The officer or director will not be required to accumulate any shares in excess of the number of shares owned once the value of shares owned reaches the Stock Ownership Level, regardless of subsequent changes in price of the shares. However, the officer or director may only sell shares, other than as required for the payment of taxes due as a result of a vesting, if, after the sale of shares, the officer or director will still be in compliance with the Stock Ownership Level under these guidelines as of the day the shares are sold based on current share price and compensation level.

In the event of personal hardship, the compensation committee of the board of directors has authority to approve deviations from these guidelines.
Director Compensation
Compensation for non-employee (“outside”) directors was adjusted effective September 25, 2007 to align more closely the Company with its peer group. Currently, each outside director receives an annual retainer of $40,000. Each committee chairperson receives an additional $5,000 per annum, except the chairperson of the audit committee, who receives an additional $10,000 per annum. Outside directors are also compensated $2,000 for each board meeting attended and $1,500 for each committee meeting. In addition, outside directors receive annual compensation of 45,000 shares of restricted common stock granted following the Annual Meeting. The restricted stock vests in equal annual increments over a term of three years. The outside directors also receive an initial grant of 20,000 shares of restricted common stock and options to purchase 20,000 shares of common stock when first elected or appointed to the board. The restricted stock and options vest in equal annual increments over a term of three years.
Prior to the adjustments in September 2007, under our compensation guidelines for outside directors, each outside director received annual compensation of 20,000 shares of restricted common stock and options to purchase 20,000 shares of common stock. Both the restricted common stock and the options vested in three equal annual increments. Our outside directors received $20,000 per annum for service and $1,000 for each board or committee meeting attended. The committee chairpersons received an additional $2,500 per annum.
Directors fees are paid on a quarterly basis. Our directors have the option of making an annual election to receive, in lieu of cash fees, shares of common stock equal in value to 125% of the cash payment that they would have otherwise received.

The following table provides compensation information for the year ended December 31, 2007 for each non-employee member of our board of directors. Mr. Transier does not receive additional compensation for services as a director and his compensation is discussed in Executive Compensation.

	Fees Earned or Paid in
	Cash		Stock Awards	Option Awards	Total
Name	($)		($) (2)	($) (2)	($)
Thomas D. Clark, Jr.	$78,125	(1)	$24,739	$9,331	$112,195
John B. Connally III	69,013	(1)	85,490	45,847	200,350
Barry J. Galt	82,031	(1)	85,490	45,833	213,354
Nancy K. Quinn	86,719	(1)	85,490	45,847	218,056
John N. Seitz (3)	36,000		102,500	—	138,500
Charles J. Hue Williams (3)	42,500		17,383	6,785	66,668

(1)	For the year 2007, Ms. Quinn and Messrs. Clark, Connally and Galt elected to take shares in lieu of cash payments. These shares of common stock are equal in value to 125% of the cash payments these directors would have otherwise received.

(2)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards No. 123R, Share Based Payment (“FAS 123R”). These amounts represent the fair market value on the date of grant, amortized over the vesting period. As we typically grant restricted stock and stock options with a vesting schedule of up to three years, the amounts include amortization of the fair market value for grants made over multiple years. See Note 14 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.

	Year Ended December 31, 2007		At December 31, 2007
	Aggregate Grant Date		Aggregate
	Fair Value for	Aggregate Grant Date	Number of	Aggregate Number of
	Restricted Stock	Fair Value for Stock	Stock Awards	Stock Options
Name	Awards	Option Awards	Outstanding	Outstanding

Mr. Clark	$78,125	$16,202	33,333	40,000
Mr. Connally	69,013	16,202	46,665	200,000
Mr. Galt	82,031	16,202	46,665	100,000
Ms. Quinn	86,719	16,202	46,665	100,000
Mr. Seitz	—	16,202	333,333	625,000
Mr. Hue Williams	—	31,713	40,000	40,000

(3)	In October 2006, we entered into a consulting agreement with Mr. Seitz, our former co-chief executive officer, who is currently vice-chairman of our board. The agreement provided that Mr. Seitz would serve as a consultant for oil and gas exploration matters as may be requested by us. The agreement was terminated in November 2007, upon the hiring of John Williams as Executive Vice President, Exploration. The base compensation for Mr. Seitz under the agreement was $300,000 per annum.

Compensation Discussion and Analysis
Compensation Discussion and Analysis
This Compensation Discussion and Analysis discusses the objectives of our executive compensation program, including the behaviors and results it is designed to encourage and reward; it discusses the elements of our executive compensation program and their purposes; and explains how we make compensation decisions, in general and in fiscal 2007.
Business Context
We are an oil and gas exploration and production company, engaged in the acquisition, exploration, and development of natural gas and oil properties in the North Sea. We hold a large exploration portfolio and own interests in ten oil and gas fields in the United Kingdom and Norwegian sectors of the North Sea. We operate offices in Houston, London, Oslo and Aberdeen. The international oil and gas exploration and production segment of the international energy industry is highly complex, requiring a broad spectrum of technical, management and commercial skills in order to succeed.
We were founded as a startup competitor in an established market to take advantage of an industry transition as major integrated companies restructured their portfolios away from more mature producing areas. Our strategy involved exploiting niche opportunities in the North Sea that were viewed as marginally economic by the large players already in that market. In addition to competing against a number of companies of significant size and scale that have been operating in the market for many years, we have seen an influx of newcomers to the market that seek to capitalize on the changing industry dynamics. In order to execute our business strategy, we must attract and retain highly qualified and technically proficient executives and key employees, competing for a limited talent base with both major and independent oil and gas companies worldwide. As a newer and smaller organization, we seek individuals who are more entrepreneurial in their business approach and are willing to accept the risk associated with an evolving business venture, but also have the capacity and experience to be involved in a much larger organization.
We operate in a very cyclical industry because of volatility in demand and prices for oil and gas. We rely on our executive team to develop, maintain and execute our strategy over the long-term in order to build significant stockholder wealth — through the up and down cycles of the industry. The skills, technical requirements, experience and personal qualities of the executives needed to successfully manage this type of business are currently in very high demand, given the strength of commodity prices and worldwide demand for energy. This high demand for energy and qualified executives presents a significant management challenge for all participants in the industry.

Our executive compensation programs have been designed and are administered to support our long-term strategic objectives, and to address the unique characteristics of the competitive market for talent in our industry. The compensation packages of our named executive officers recognize our need to hire and retain experienced, talented personnel to execute the business strategy for an exploration and production company operating in the offshore North Sea. The strategic concepts that launched Endeavour and led to our growth over the last several years represent the combined vision, insight and worldwide energy industry knowledge of the highly experienced management team we have assembled. We continue to compete for executive talent with much larger, established companies and may pay premiums to attract and retain personnel, and compensate for the inherently riskier nature of a newer and smaller company. Our Compensation Committee annually reviews and approves compensation arrangements of all executive officers in conjunction with a review of the evaluation of their performance.
The Purpose of Our Executive Compensation Program
The purpose of our executive compensation program is to provide a meaningful reward system that motivates our executives to be good stewards over our stakeholders’ and stockholders’ interests. It is also intended to address the realities of the business environment in which we operate. Our goal is to provide a competitive total reward program that allows us to attract and retain qualified executive talent from among the pool of talent in this industry, and among other industries as appropriate.
Our executive compensation programs are intended to provide incentives for executives to:
•	Continue to grow the business in alignment with our stated long-term strategy;

•	Build significant stockholder wealth over the long-term;

•	Deliver annual performance that reflects the execution of our stated strategy based on annual goals;

•	Focus on delivering results as a leader in safety and environmental performance;

•	Remain with us over the long-term; and

•	Reflect the value we place on innovation and personal contribution.
Our Philosophy
Our compensation philosophy reflects the realities of the competitive market in which we operate and the characteristics of our entrepreneurial environment. The program for executive officers, which consists of base salary, performance-based annual bonus and long-term stock-based incentive awards, is designed to promote the strategic objectives that are critical to our long-term success while closely aligning the interests of our executives with the interests of our stockholders. The Compensation Committee’s philosophy in establishing executive compensation programs is:
•	Compensation programs should be designed to allow us to attract and retain very experienced and high caliber professionals and executives in the oil and gas industry. This is a challenge to all in the industry but we strongly believe that the attraction and retention of highly qualified executive talent is a key to the execution of our strategy. In our start-up phase, we designed our compensation program to attract the type of executive who had the talent and experience to successfully carry out our business model. For this reason, our pay practices reflect the compensation that executives with the wherewithal and background to lead our Company command in an industry that spans a wide range of competitors.
•	Compensation programs should relate to both individual and Company performance. We believe that executive compensation levels should be highly influenced by Company and individual performance. In administering compensation programs, we strive to understand the linkage between how well the Company has performed against expectations and incentive compensation. We also believe that incentive compensation should make up a significant part of an executive’s compensation package, and that the incentive portion should increase when performance warrants, and decrease when it does not. Our total compensation program for executives includes short and long-term incentives, which are both directly linked to Company performance.

•	Compensation programs should be competitive. We believe that our compensation programs should provide the opportunity for our CEO and other executive officers to earn performance-based compensation that is competitive with similarly situated executives of other public companies within the oil and gas industry. To help ensure that we understand the competitive environment, the Committee has retained Hewitt Associates as an independent resource to assist with this competitive analysis. While we believe that the definition of competitors should generally consider companies in our peer group of similarly situated oil and gas companies, we also recognize that it is difficult to limit the definition to that universe since the competition for talent often crosses many segments of the industry and several different countries.

•	Compensation programs should closely align the interests of executives with those of stockholders. For this reason, we have designed programs that base a significant portion of executive compensation on stock-based incentive awards. We believe that this strong focus on equity compensation best reflects the Company’s place in the business cycle and provides the best opportunity for attracting the right mix of executive talent.

•	Compensation programs should reflect the Company’s place in the business cycle and the accompanying risk profile of the business. We understand that a company in the startup, fast growth mode of the business cycle generally represents greater career risk to employees than employment at a mature energy company. For this reason, our incentive compensation programs provide for a higher percentage of at-risk compensation for our executives. Similarly, we generally de-emphasize executive benefits and perquisites compared to more mature companies in our industry.
Factors Influencing Compensation
Market Data
During 2007, the Committee retained Hewitt Associates as an independent consultant to assist the Committee with a market analysis and provide general consulting services to the Compensation Committee. Hewitt provided the Committee with market data to assist with its determination of compensation. However, the market data was only used as a benchmark for reference, and the Committee did not target a specific percentile within the market data. The market data reflected compensation provided at other similarly-sized companies within the exploration and production industry. The following companies were included:
US-based Companies:
ATP Oil & Gas Corporation
Carrizo Oil & Gas, Inc.
Denbury Resources Inc.
Forest Oil Corporation
Harvest Natural Resources, Inc.
Newfield Exploration Company
Pogo Producing Company
Stone Energy Corporation
Swift Energy Company
UK-based companies:
Burren Energy
Cairn Energy
Dana Petroleum
JKX Oil and Gas
Premier Oil
SOCO International
Tullow Oil
Venture Production
Company Performance — 2007
The Committee believes an assessment of Company performance is a key element in determining compensation for the executive officers. After discussions with the CEO, the Committee evaluated the Company performance independently. The Committee believes that for 2007, the Company achieved mixed results. While the Company did not set quantifiable standards or benchmarks for 2007 performance, results were assessed in the following four categories which were considered of equal importance:
Financial performance—The Talisman acquisition resulted in cash flow that exceeded the Committee’s expectations for the year. Expenses have been managed appropriately and therefore, the Committee determined that we had well exceeded expectations on our financial performance.
Operational performance—The Talisman acquisition resulted in greater than expected production levels in a shorter timeframe than was originally expected. Certain of the Talisman assets have performed above expectations during the year and evaluations of the assets reflect greater values than initially expected. Therefore, the Committee believes we exceeded expectations with respect to operational performance.
Exploration performance—The Committee observed limited exploration successes in 2007 and found that we fell significantly below expectations for exploration performance.
Other—Finally, the Committee is sensitive to the fact that Endeavour’s stock price suffered with the loss of confidence in the Company’s exploration operations. While the Committee recognizes the market’s loss of confidence, the Committee also recognizes that the results are not a reflection on the current executive team and does not want to provide disincentive to this current executive team. The Committee strived to find the balance between recognition of the job being done by the executive team and sensitivity to the stockholders. While the Committee is sensitive to the concerns of the stockholders, it strongly supports this management team and believes individual contributions should be recognized.
Individual Performance
The Committee believes that individual performance should be a key factor in determining compensation. The Committee evaluated individual performance independent of Company performance for 2007. While exploration performance was below expectations for the year, the current executive team was not directly responsible for that failure, although it was reflected in the CEO evaluation. The Committee recognizes outstanding performance of Mr. Transier in the consummation and integration of the Talisman transaction. The Talisman assets are key to the financial and operational success of the Company today. The Committee also recognizes the exceptional performance from Mr. Transier in recruiting the new members of the executive team and in securing the Smedvig Family’s investment. From an operations perspective, Mr. Stover has taken an excellent leadership role in the integration of the assets; and Mr. Thompson has provided strong leadership over the financial integration of the acquisition. Mr. Thompson is also recognized for his leadership and support to the Company during the interim period after Mr. Gilliland left and prior to Mr. Kirksey’s joining the Company.
The Committee does not use a formulaic approach to apply these factors, but takes the Company performance into consideration along with individual performance, market data, competition for qualified talent, compensation history and internal equity, and applies its discretion in determining compensation levels.
Elements of Executive Compensation
The following describes the primary elements of our executive compensation program and the influence of our philosophy on those elements.
Base Salary
All of our employees are paid a base salary which represents a fixed sum of compensation due the individual in return for their service to us. In establishing base salaries for the executive officers, the Compensation Committee considers a number of factors including the executive’s job responsibilities, individual achievements and contributions, level of experience, personal compensation history, the base salaries typically paid for similar positions within the oil and gas industry and the geographic location of our offices.
Our Compensation Committee reviews the base salary of the chief executive officer and all other executive officers periodically to ensure that a competitive position is maintained. Changes made to executive salaries usually occur annually, but may be more or less frequent based on the situation. Generally, our CEO recommends to the Committee changes to salaries for his direct reports while the Committee independently considers and approves changes to our CEO’s salary. The Committee independently reviews the market data provided by Hewitt, considers the CEO’s recommendations and then makes its own independent determinations for our executives.
Based on the Committee’s review of the above discussed factors and independent judgments, there were no changes made to the salaries of our named executive officers in 2007 except for Mr. Thompson. Mr. Thompson was provided an increase of $20,000 in connection with his promotion to senior vice president in June of 2007 and received an increase of $10,000 to his base salary effective January 2008 due to his strong individual performance. Mr. Kirksey was hired mid-year. His salary was negotiated at $350,000 with consideration given to his experience level in light of competitive market data.
Annual Bonus
Annual bonuses are used to focus our management on achieving key corporate objectives, positioning us for long-term growth, motivating certain desired individual behaviors and rewarding substantial achievement of our objectives and individual goals. Executive positions have an annual bonus target range that reflects their level of responsibility in the organization and industry practices. For 2007, the individual annual bonus target for executive vice presidents and our senior vice president was 50 percent of base salary and 100 percent of base salary for our chief executive officer. The Committee has set these levels to provide linkage between performance and compensation. In this way compensation can be adjusted from year to year reflective of both Company and individual performance. The Committee has set the bonus target for the CEO higher than that of the other executive officers because the CEO should have a greater portion of compensation tied to the success of the Company. The Compensation Committee considers individual performance as well as corporate financial performance in determining the amount of an executive’s annual bonus. Our approach in administering the annual incentive program is non-formulaic and does not include specific objective measures. We believe this provides needed flexibility to address the unique aspects of our Company as a start-up entity in an early growth cycle as an organization and motivate the executives to respond to the changing market and maximize long-term performance.
In 2007, bonus amounts were recommended to the Committee by our CEO for the senior and executive vice presidents based upon his overall assessment of the Company’s performance and individual performance. As a result of performance below expectations, the CEO recommended bonuses ranged from 25-50 percent of target for the other executive officers. The Committee considered the recommendations along with the market data provided by Hewitt, then exercised independent judgment to set the bonuses. The Committee made the following determinations:

Officer	Percent of Target Earned	Comments
Transier	0.0%	Mr. Transier received no bonus in light of the Company’s stock price and exploration performance during 2007, although Mr. Transier showed exceptional leadership in consummation and integration of the Talisman acquisition, recruiting two new members of the Company’s executive team, and securing the Smedvig Family’s investment.

Gilliland	N/A	N/A

Kirksey	21.5%	Mr. Kirksey received a partial bonus due to his mid year hire and in consideration of his role in finalizing the Smedvig Family’s investment.

Teague	40.0%	This recognized Mr. Teague’s performance for the year and contributions, in light of his retirement at year end.

Stover	40.0%	Mr. Stover’s bonus recognized his leadership role integrating the operation of the Talisman assets.

Thompson	50.0%	Mr. Thompson received the high end of the range in recognition of his strong individual performance during the year.
These bonuses for 2007 performance were paid in 2008.
Stock-Based Incentive Compensation
We generally use a combination of restricted stock, stock options and other stock-based compensation to reward long-term performance, encourage the achievement of superior results over time and align executive and stockholder interests and retain executive management. For 2007, we relied primarily on restricted stock to deliver stock-based incentive compensation. This was chosen due to simplicity and alignment with past Company practices and current market practices.
To determine the number of restricted stock awards and stock options to grant, the Compensation Committee considers corporate financial and stock price performance but does not employ a specific formula. In addition, the Compensation Committee considers individual performance and the value of previous stock grants when determining the grant sizes for executive officers.

The Compensation Committee considers recommendations from our CEO when making decisions regarding the granting of equity compensation to executive officers. Such guidance is based on his assessment of annual contributions and overall value to us and the achievement of our objectives. As with the CEO’s recommendations on base salary and bonus, the Committee considers his recommendations and then exercises independent judgment to make the final determinations.
We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates. Generally, we grant equity compensation annually at the beginning of the year and upon initial employment with us. At its December meeting, the Compensation Committee approves equity compensation grants to be issued generally on the first business day of the next year. Grants for newly hired employees, or promoted employees, are approved at and granted on the date of the next regularly scheduled Committee meeting following the individual’s hire date. Stock option exercise prices are set at the closing price on the date of grant or higher. The Compensation Committee encourages executives to maintain ownership of our stock and/or to hold unexercised options after vesting. See “Stock Ownership Guidelines” for specific ownership guidelines for our named executive officers, directors and other employees.
The intended award size for 2007 was generally comparable to the previous year’s award size. In prior years, the restricted stock portion of the grant was equivalent to twice as many shares as the stock option portion. Due to share limitations in early 2007, we only provided the restricted stock portion of the intended grant to the officers with the expectation that the remaining stock option portion of the grant would be considered once stockholders approved the addition of more shares to our pool. However, given the Company’s performance during the year, the Committee chose not to grant the stock option portion of the equity award once stockholders approved the additional shares. Therefore, our incumbent officers only received the restricted stock portion of their intended award during 2007.
In order to induce Mr. Kirksey to join the Company, the Committee approved a grant of 400,000 restricted shares and 400,000 options with an exercise price of $2.00 per share, which was a premium over the stock price on the date of grant. The size of the grant served to align Mr. Kirksey with the rest of the executive team, except that the number of stock options awarded was increased due to the above market exercise price.
Long-term Incentive Awards Program – 2008
In late 2007, the Committee approved a new design for the long-term incentive program which has a much higher percentage of performance-based awards than was used in the past by the Company. The Committee approved the structure and amount of the awards after reviewing a proposal from management, considering market data prepared by Hewitt, considering individual performance, long-term potential, retention risk, difficulty of replacement, long-term impact of position and internal equity. In February 2008 the Committee granted the executives long-term incentive awards structured as set forth in the following table:

		Percentage of
		Total Award
Type of Award	Vesting Period	Value
Restricted Stock	Time based, one-third per year	45%

Stock Options with Premium Performance Grant	Time based, one-third per year. If the share price meets or exceeds $2.35 for 20 consecutive days within three years, an additional grant is made equal to the number of options originally awarded with the exercise price set based on the closing price on the date of the additional grant.	20%

Cash Performance Target Award	Cash award made if stock trades at $2.35 for 20 consecutive days within three years of original grant.	35%
The structure of our long-term incentive awards reflects the Committee’s view that the purpose of the executive’s equity compensation should strengthen alignment with stockholders, provide incentives tied to our performance and serve as a retention vehicle. The Committee determined that the proper recognition of executive performance in light of the current stock prices should be heavily weighted on long-term incentives which serve to reward executives while aligning their interests with the stockholders.
Perquisites and Personal Benefits
We provide our executive officers the same employee benefits that we provide to all full-time employees, such as health, disability and life insurance. In addition, Mr. Stover, who transferred to our London office in 2006, received Company-provided housing and a foreign-service premium to offset the higher costs for goods and services in London. In September 2006, as described in “International Assignment Policy,” we adopted a formal policy under which these benefits are available to all transferred employees on the same basis.
The Company provides a 401(k) savings plan for all employees. Our executive officers participate on the same level as all employees, with Company matching of contributions up to $9,000 for 2007, which was four percent of compensation up to the maximum annual compensation limit of $225,000 in accordance with Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”).
International Assignment Policy
We recognize that execution of our business strategy may require certain U.S. employees to spend extended time in our London, Oslo and Aberdeen offices. For employees, including executives, assigned to job duties outside their country of permanent residence, we have an international assignment policy designed to achieve:
•	fair and equitable treatment between employees on international assignments and their home-country counterparts;

•	compliance with applicable legal statutes in countries of operation; and

•	cost effective, common and consistent policies and procedures.

Under this policy, we pay reasonable travel and moving costs associated with moving to, or returning from, the host country and housing costs in the host country. Upon acceptance of the international assignment, the employee will generally be eligible for a foreign-service premium. This premium is a based on a cost-of-living index that is prepared by an independent firm that provides this data to the industry. The foreign-service premium recognizes the higher costs of goods and services in the host country. The employee and Company jointly contribute to the costs of taxes in the host country in a manner designed to ensure that the total tax burden of international assignment generally approximates the tax burden the employees would have paid with respect to their incomes from the Company had they remained in their home countries.
As outlined in our international assignment policy, Mr. Stover was eligible for Company-provided housing, a foreign-service premium to offset the higher costs for goods and services in London and tax equalization payments. These costs are considered taxable compensation.
Severance Benefits
With the exception of our chief executive officer’s employment agreement, the only severance benefits available to our executive officers have historically been provided under the terms of our stock grant agreements. The stock grant agreements provide for accelerated vesting of equity awards upon the occurrence of a change in control. We believe these payments are appropriate because they promote the ability of our executive officers to act in the best interests of our stockholders even though their employment could be terminated as a result of a change in control transaction. In addition, the triggering events for receipt of such benefits are designed to retain employees in a competitive employment market in light of our entry into an established business market.
Our chief executive officer’s employment agreement provides for severance compensation to be paid if his employment is terminated under certain conditions, such as at his election following a change in control or a termination by us other than for “misconduct” or “disability”, each as defined in the agreements. These provisions were part of the negotiation when hiring Mr. Transier and were required to induce him to join the Company. They were generally based on market practices at the time of the agreement. Please read “Executive Compensation —Employment, Change in Control and Severance Agreements” for a description of the material terms of the employment agreement and the change in control provisions of the stock grant agreements.
In late 2007, the Committee considered extending these potential severance benefits with regard to a change in control to additional officers to ensure the Committee fully considers all value-maximizing transactions available and to continue to retain the critical talent by matching market practices. The Committee recognized the need to provide these benefits during the process of recruiting and retaining the new members of the executive team, and consulted with Hewitt for market data regarding change in control severance benefits. In February 2008, the Committee approved change in control severance agreements for Messrs. Stover and Kirksey. For a description of the material terms please read “Executive Compensation —Employment, Change in Control and Severance Agreements.”

Oversight of the Executive Compensation Programs and Compensation Committee Membership
Our executive compensation program is administered by the Compensation Committee of our board of directors. The Committee members include Mr. Thomas D. Clark, Jr., Nancy K. Quinn and Mr. John B. Connally III, who serves as the committee chair.
The Committee’s responsibilities include:
•	Evaluating and approving the Company’s overall compensation strategy;

•	Annually reviewing the performance of and setting the compensation (i.e., salary, incentive awards, and all other elements) for the Company’s CEO;

•	Annually reviewing the performance of and setting the compensation for the other executive officers after considering the CEO’s recommendations; and

•	Reviewing and approving annual incentive payouts and long-term incentive awards under our plans.
A more complete description of the Committee’s responsibilities and functions is set forth in the Committee’s charter, which can be found on our website at http://www.endeavourcorp.com.
Consistent with the listing requirements of the American Stock Exchange, the Committee is composed entirely of independent, non-employee members of the board of directors. Each year, the Committee reviews any and all relationships that each director may have with us and the board of directors reviews the Committee’s findings.
Accounting and Tax Implications
Section 162(m) of the Code limits the deductibility of certain items of compensation paid to our named executives to $1,000,000 annually. When stock awards vest or are otherwise includible in the taxable compensation of the affected executives, we may not be able to recognize current or future tax benefits that would be available to us related to such awards. Currently, this is not an issue for us because we have no taxable income in the United States.
In the first quarter of 2006, we began expensing stock awards under the fair value method rather than the intrinsic value method. This will result in higher expenses for our stock option awards. When considering the design of compensation programs, the Committee considers the potential accounting implications of the design and seeks to ensure the design does not have a significant adverse affect on our income statement.

Executive Compensation
Summary Compensation Table
The following table sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal year ended December 31, 2007 for our CEO, our current and former Chief Financial Officer and the three other most highly compensated executive officers (the “Named Executive Officers”). All of the Named Executive Officers were employed in their positions with us at December 31, 2007, except Mr. Gilliland, who resigned his position of Executive Vice President and Chief Financial Officer in May 2007.

		Salary
			Stock Salary
		Cash	in Lieu of	Total		Stock	Option	All Other
Name and Principal		Salary	Cash	Salary	Bonus	Awards	Awards	Compensation		Total
Position	Year	($)	($) (1)	($)	($) (2)	($) (3)	($) (3)	($)		($)
William L. Transier	2007	800,000	—	800,000	—	835,222	273,722	53,162	(8)	1,962,106
Chief Executive Officer, President	2006	344,583	250,000	594,583	675,000	968,002	398,828	—		2,636,413
and Director

Bruce H. Stover	2007	400,000	—	400,000	80,000	335,727	109,901	568,096	(9)	1,493,724
Executive Vice	2006	204,167	175,000	379,167	250,000	910,566	310,415	111,229	(4)	1,961,377
President, Business Development and Operations

H. Don Teague (5)	2007	400,000	—	400,000	80,000	408,081	87,602	9,000	(7)	984,683
Executive Vice	2006	208,333	150,000	358,333	250,000	579,709	212,880	—		1,400,922
President, Administration, General Counsel and Secretary

J. Michael Kirksey (10)	2007	91,538	—	91,538	37,500	35,946	7,374	—		172,358
Executive Vice President and	2006	—	—	—	—	—	—	—		—
Chief Financial Officer

Lance Gilliland (6)	2007	191,667	—	191,667	—	349,080	178,558	9,000	(7)	728,305
Executive Vice President and	2006	200,000	195,386	395,386	250,000	784,501	434,292	—		1,864.179
Chief Financial Officer

Robert L. Thompson	2007	190,833	20,000	210,833	55,000	107,859	52,714	9,000	(7)	435,406
Senior Vice President,	2006	100,000	100,000	200,000	110,000	181,342	102,828	—		594,170
Chief Accounting Officer and Planning

(1)	The Company allows employees to elect to receive a portion of base salary in the form of restricted stock, vesting one year from the grant date. To the extent the election related to 2007, these shares are also reflected in the 2007 Grants of Plan-Based Awards table below. Pursuant to such elections, the following Named Executive Officers received restricted stock as follows:

			Dollar Value of
			Stock Salary in
Name	Year	Number of Shares	Lieu of Cash	% of Base Salary
Mr. Transier	2006	71,225	250,000	50%
Mr. Stover	2006	49,858	175,000	50%
Mr. Teague	2006	42,735	150,000	50%
Mr. Gilliland	2006	16,619	195,386	50%
Mr. Thompson	2007	28,490	100,000	50%
	2006	8,696	20,000	10%

(2)	The amounts represent annual bonus amounts earned during the year and paid at the beginning of the subsequent year.

(3)	For a discussion of restricted stock and stock option awards granted in 2007, see “Compensation Discussion and Analysis – Stock-Based Incentive Compensation.” The amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 and 2006, calculated utilizing the provisions of Statement of Financial Accounting Standards No. 123R (“FAS 123R”). These amounts represent the fair market value on the date of grant, amortized over the vesting period. As we typically grant restricted stock and stock options with a vesting schedule of up to three years, the amounts include amortization of the fair market value for grants made over multiple years. See Note 14 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. There is no assurance that the FAS 123R amounts reflected in this table will ever be realized by the Named Executive Officers.

(4)	The amount represents payments made prior to adoption of our international assignment policy, which consisted of a cost of living payment of $35,000 and housing lease costs of $76,229.

(5)	Mr. Teague’s resignation was announced November 20, 2007. He officially retired January 2, 2008. Upon his retirement, Mr. Teague received a cash payment of $200,000 and acceleration of 100,000 shares of restricted stock, which were due to vest in August 2008. These retirement benefits are not included in the Summary Compensation Table above since they were paid in 2008.

(6)	Upon his resignation in May 2007, Mr. Gilliland forfeited 266,666 shares of unvested restricted stock awards and 266,666 unvested options with a value of $(705,937) and $(358,608), respectively, recognized for financial statement reporting purposes upon forfeiture.

(7)	The amounts represent the Company matching contributions under our 401(k) plan.

(8)	The amount represents $44,162 received as an allowance for extensive travel and $9,000 under the Company matching contributions under our 401(k) plan.

(9)	The amount represents benefits received in accordance with our international assignment policy of the following: Cost of Living Adjustment — $96,065; Housing Lease Costs -

$262,503; Foreign Tax Payments and Tax Equalization Payment, net of estimated refunds — $208,662, and miscellaneous expenses of $866. Time lags in our tax determination, differences in taxable periods between years and the availability of foreign tax credits or refunds create circumstances in which tax equalization payments are recovered by the Company in subsequent years.

(10)	Mr. Kirksey joined the Company in September 2007, as Executive Vice President and Chief Financial Officer.
As discussed in “Employment, Change-in-Control and Severance Agreements,” Mr. Transier’s compensation is subject to an employment agreement. Our other executive officers were not covered by employment agreements at December 31, 2007.
2007 Grants of Plan-Based Awards Table
The following table sets forth certain information with respect to restricted stock awards and stock option awards granted during the year ended December 31, 2007 to each of our Named Executive Officers. All awards become fully vested upon a “corporate change” or “change in control” as discussed in “Employment, Change in Control and Severance Agreements.”

All Other Stock Awards: Number of
Shares of Stock or Units
(#)

							All Other
							Option
							Awards:
					Stock		Number of	Exercise or	Grant Date Fair
					Salary in		Securities	Base Price of	Value of Stock
					Lieu of		Underlying	Option	and Option
	Grant Date	Approval	Annual		Cash		Options	Awards	Awards
Name	(1)	Date	Grant (#)		(#) (3)	Total	(#)	($/Sh)	($/Sh)
William L. Transier	01/03/2007	12/12/2006	250,000	(2)	—	250,000	—	—	$2.30
Bruce H. Stover	01/03/2007	12/12/2006	100,000	(2)	—	100,000	—	—	$2.30
H. Don Teague	01/03/2007	12/12/2006	100,000	(2)	—	100,000	—	—	$2.30
J. Michael Kirksey	09/26/2007	09/24/2007	400,000	(4)	—	400,000	400,000 (4)	$2.00	$1.02
Lance Gilliland	01/03/2007	12/12/2006	100,000	(2)	—	100,000	—	—	$2.30
Robert L. Thompson	01/03/2007	12/12/2006	30,000	(2)	8,696	38,696	—	—	$2.30
	09/24/2007	09/24/2007	20,000	(2)	—	20,000	—	—	$1.06

(1)	Under our compensation policy, the Compensation Committee approves annual grants of stock awards at its regularly scheduled meeting in December for awards to be issued at the beginning of the following year. Mr. Kirksey’s awards were approved on September 24, 2007 at a meeting of the Compensation Committee and granted upon his commencement of employment. The exercise price of any options granted is set at the closing price on the grant date.

(2)	These restricted stock awards vest in equal annual installments over a three-year period. Mr. Teague forfeited 66,667 shares of his 2007 restricted stock award upon his retirement in January 2008.

(3)	These restricted stock awards were granted upon the election of the individual to receive a 100% of their salary in stock rather than cash and vest one year from the grant date.

(4)	These restricted stock awards and options were granted as an inducement grant upon Mr. Kirksey’s employment. They vest and become exercisable in three equal annual installments beginning on the first anniversary of the grant date. The options expire five years from the date of grant.
2007 Outstanding Equity Awards at Fiscal Year-End Table
The following table includes certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to the Named Executive Officers at December 31, 2007.

						Stock Awards
	Option Awards					Number of Shares		Market Value of
	Number of Securities Underlying			Option		or Units of Stock		Shares or Units of
	Unexercised Options			Exercise		That Have Not		Stock That Have
	(#)			Price	Option	Vested		Not Vested
Name	Exercisable	Unexercisable		($)	Expiration Date	(#)		($)
William L. Transier	250,000	—		2.00	02/25/2009	583,333	(3)	781,666
	166,667	83,333	(1)	4.20	01/02/2010
	—	125,000	(2)	3.51	01/02/2011

Bruce H. Stover	400,000	—		2.00	02/25/2009	233,333	(4)	312,666
	66,667	33,333	(1)	4.20	01/02/2010
	—	50,000	(2)	3.51	01/02/2011

H. Don Teague (9)	250,000	—		2.00	03/23/2009	275,000	(5)	368,500
	50,000	25,000	(1)	4.20	01/02/2010
	—	50,000	(2)	3.51	01/02/2011

J. Michael Kirksey	—	400,000	(6)	2.00	09/26/2012	400,000	(8)	536,000

Robert L. Thompson	100,000	—		2.00	02/25/2009	107,029	(7)	143,419
	33,334	16,666	(1)	4.20	01/02/2010
	—	20,000	(2)	3.51	01/02/2011

(1)	These options vest and become exercisable on January 1, 2008.

(2)	These options vest and become exercisable on January 1, 2009.

(3)	83,333 of these restricted stock awards vest on January 1, 2008. 250,000 of these restricted stock awards vest on January 1, 2009. 250,000 of these restricted stock awards vest in three equal annual installments beginning on January 1, 2008.

(4)	33,333 of these restricted stock awards vest on January 1, 2008. 100,000 of these restricted stock awards vest on January 1, 2009. 100,000 of these restricted stock awards vest in three equal annual installments beginning on January 1, 2008.

(5)	25,000 of these restricted stock awards vest on January 1, 2008. 100,000 of these restricted stock awards vest on August 26, 2008. 50,000 of these restricted stock awards vest on January 1, 2009. 100,000 of these restricted stock awards vest in three equal annual installments beginning on January 1, 2008.

(6)	These restricted stock awards vest in and become exercisable in three equal annual installments beginning on September 26, 2008.

(7)	8,333 of these restricted stock awards vest on January 1, 2008. 8,696 of these restricted stock awards were granted pursuant to the executive’s election to receive a portion of his base salary at that time in the form of restricted stock and vest on January 1, 2008. 40,000 of these restricted stock awards vest on January 1, 2009. 30,000 of these restricted stock awards vest in three equal annual installments beginning on January 1, 2008. 20,000 of these restricted stock awards vest in three equal annual installments beginning on June 15, 2008.

(8)	These options vest and become exercisable in three equal annual installments beginning on September 26, 2008.

(9)	Mr. Teague resigned in January 2008. See Summary Compensation Table for additional discussion.
2007 Option Exercises and Stock Vested Table
The following table includes certain information with respect to options exercised and stock award vesting by the Named Executive Officers during the year ended December 31, 2007.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)
William L. Transier	—	—	237,891	547,149
Bruce H. Stover	—	—	249,857	574,671
H. Don Teague	—	—	151,068	347,456
J. Michael Kirksey	—	—	—	—
Lance Gilliland	—	—	16,619	38,224
Robert L. Thompson	—	—	70,156	161,359

2007 Potential Payments upon Termination or Change in Control Table
The following table includes certain information with respect to potential payments upon termination or change in control to the Named Executive Officers, assuming that the termination or change in control occurred on December 31, 2007.

		Termination
		w/o Cause or
		for Good	Voluntary			Change in
Name	Benefit	Reason	Termination	Death	Disability	Control
William L. Transier
	Severance (1)	$3,412,500	—	—	—	—
	Stock options (unvested and accelerated) (2)	—	—	—	—	—
	Restricted stock awards (unvested and accelerated) (3)	781,666	—	781,666	781,666	781,666
	Health and welfare benefits continuation (1)	46,331	—	—	—	—

Bruce H. Stover
	Stock options (unvested and accelerated) (2)	—	—	—	—	—
	Restricted stock awards (unvested and accelerated) (3)	312,666	—	312,666	312,666	312,666

H. Don Teague (4)
	Stock options (unvested and accelerated) (1)	—	—	—	—	—
	Restricted stock awards (unvested and accelerated) (3)	368,500	—	368,500	368,500	368,500

J. Michael Kirksey
	Stock options (unvested and accelerated) (2)	—	—	—	—	—
	Restricted stock awards (unvested and accelerated) (3)	536,000	—	536,000	536,000	536,000

Robert L. Thompson
	Stock options (unvested and accelerated) (2)	—	—	—	—	—
	Restricted stock awards (unvested and accelerated) (3)	143,419	—	143,419	143,419	143,419

(1)	Pursuant to Mr. Transier’s employment agreement, Mr. Transier would receive (i) a payment of three times the sum of his annual salary and his average bonus for the last two years and (ii) the standard health and welfare benefits available to our employees for three years following a change in control. The amount for the health and welfare benefits is estimated based on health and welfare benefit costs for 2007.

(2)	Calculated as the in-the-money value of unvested stock options as of December 31, 2007.

(3)	Calculated as the value of unvested restricted stock awards as of December 31, 2007.

(4)	Mr. Teague retired in January 2008. See Summary Compensation Table for additional discussion.
Employment, Change in Control and Severance Agreements
Chief Executive Officer
At the beginning of 2006, Messrs. Transier and Seitz served as our co-chief executives and had entered into identical three-year employment agreements with us upon commencement of their employment in February 2004. Under the employment agreements, each was entitled to an annual salary of $500,000, payable in cash or stock at the executive’s election. Each individual chose to take 100%, 50% and 50% of their annual salary in stock for the years 2004, 2005 and 2006, respectively. In September 2006, Mr. Seitz resigned as co-chief executive officer and Mr. Transier became chief executive officer, president and chairman of the board. At that time, the employment agreement for Mr. Transier was amended to reflect an annual salary of $800,000, payable in cash or stock at his election, and to extend the agreement through December 31, 2009. The adjusted salary reflected Mr. Transier’s increased job responsibilities as chairman, chief executive officer and president, as well as compensation for the personal adjustments required as part of the need to spend more time in our London offices. The employment agreement for Mr. Seitz was terminated. Under the employment agreement, Mr. Transier is also eligible for annual bonus consideration of up to 200% of base pay, all or any portion of which may be awarded in the sole discretion of our board of directors on advice of its Compensation Committee.
Mr. Transier’s employment agreement also requires the payment on termination of employment during the contract term (i) at our election other than as a result of the executive’s misconduct or disability or (ii) at the executive’s election following a “corporate change” or a breach of the employment agreement by us, of three times the executive’s most recent annual salary and bonus (or a deemed bonus of 100% of salary if no bonus was paid in the prior year). In addition, all unvested employee restricted common stock and options would vest upon any such termination.
If the chief executive officer was to receive an excess parachute payment as defined in Section 280G of the Code, which would be subject to excise tax, we are required under the agreement to reimburse all such tax payable by him plus any additional excise and income taxes related to the reimbursement.
For purposes of Mr. Transier’s agreement, a “corporate change” includes: (i) the acquisition by any person, other than the Company or its affiliates, of 30% or more of our combined voting power resulting in a change of a majority of the members of the board; (ii) the replacement of a majority of the directors under certain circumstances during a two-year period; and (iii) the consummation of certain mergers or approval of a plan for the sale or disposition of substantially all of our assets.
Other Executive Officers
Each of our executive vice presidents holds stock options and restricted stock grants as to which conditions to full vesting (and, therefore, lapse of forfeiture restrictions) have not occurred. If a “Change in Control” occurs, all vesting requirements will be accelerated such that options held by executive officers to purchase approximately 0.8 million shares will become exercisable in full and all restrictions on approximately 1.6 million restricted shares will lapse in full.
Under the terms of the options, a “Change in Control” is defined to include (i) a merger, reorganization or consolidation in which we are acquired by another person or entity (other than a holding company formed by the Company); (ii) the dissolution or liquidation of the Company; (iii) any transaction where any person or entity acquires ownership or control of 30% or more of the outstanding shares and as a result the persons who were directors of the Company before the transaction cease to constitute a majority of the board; (iv) a sale or transfer of substantially all of our assets in a transaction that requires stockholder approval; (v) during a period of two consecutive years, individuals who were directors at the beginning of the period, or whose election or nomination were approved by a vote of a majority of directors then still in office, cease for any reason to constitute a majority of the board; or (vi) any other event that a majority of the board shall determine constitutes a Change in Control.
On February 13, 2008, the Compensation Committee of the board of directors approved a change in control termination benefits agreement for each of our executive vice presidents. Pursuant to these agreements, if the executive’s employment is terminated within 24 months following a change in control by us without cause or by the executive for good reason, the executive shall be entitled to receive the following payments:
•	An amount equal to two times his annual base salary;

•	An amount equal to two times the executive’s average bonus for the prior three years in which the date of termination occurs;

•	A pro rata portion of his annual target bonus for the year in which such termination occurs; and

•	Continuation of health benefits for a period of 18 months following the date of termination, with Endeavour continuing to pay the same portion of the premiums as it does for current employees.
The agreement provides for an excise tax gross-up for any excess parachute payments under Section 280G of the Code.

Equity Compensation Plan Information
The following table sets forth, as of December 31, 2007, information with respect to securities authorized for issuance under equity compensation plans.

Number of
securities
remaining
available for
	Number of	Weighted-	future issuance
	securities to be	average	under equity
	issued upon	exercise price	compensation
	exercise of	of outstanding	plans (excluding
	outstanding	options,	securities
	options, warrants	warrants and	reflected in
	and rights	rights	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,473,700	$3.07	8,159,129
Equity compensation plans not approved by security holders	1,095,000	$1.98	—

Total	5,568,700	$2.86	8,159,129

Of the 1,095,000 options identified above, 400,000 options were issued to Mr. Kirksey upon commencement of his employment in September 2007, 200,000 options were issued to another officer of the Company upon commencement of his employment in October 2007 and 495,000 options were issued to our directors in August 2003. The options issued to Mr. Kirksey and the other officer have a term of five years from the date of grant and vest equally over three years and the remainder of options have terms of five years from the date of grant and were immediately exercisable upon issuance. The options were not issued pursuant to any formal plan.
Compensation Committee Report on Executive Compensation
We have reviewed and discussed with management the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K. Based on the reviews and discussions, we recommend to the board of directors that the Compensation Discussion and Analysis referred to above be included in the Company’s 2008 Annual Meeting Proxy Statement.

John B. Connally III, Chairman Nancy K. Quinn Thomas D. Clark, Jr.

Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries and none of our executive officers has served on the board or compensation committee of any other entity that has or has had an executive officer who served as a member of our board of directors or Compensation Committee during 2007.
Certain Relationships and Related Transactions
During 2007, there were no transactions, except for a consulting agreement with Mr. Seitz, in which we were a participant and the amount involved exceeded $120,000 and in which any related person, including our officers and directors, had or will have a direct or indirect material interest, and no such transactions are currently proposed.
In October 2006, we entered into a consulting agreement with Mr. Seitz, our former co-chief executive officer, who is currently vice-chairman of our board. The agreement provided that Mr. Seitz would serve as a consultant for oil and gas exploration matters as may be requested by us. The agreement was terminated in November 2007, upon the hiring of John Williams as Executive Vice President, Exploration. The base compensation for Mr. Seitz under the agreement was $300,000 per annum.
Our Code of Business Conduct, which applies to all employees, including our executive officers and our directors, provides that business is to be conducted with the highest degree of honesty and ethical behavior. Executive officers and directors are required to report any potential conflict of interest and are encouraged to discuss any potential issue with the chief executive officer or the general counsel. In addition, the annual director and officer questionnaire requires all related party transactions to be reported to us. Our Governance and Nominating Committee reviews the material facts of all reported matters, by taking into account, among other factors it deems appropriate, whether a transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction to determine whether an actual conflict of interest exists. No director may participate in any discussion or approval of a matter for which he or she is a related party. If a matter will be ongoing, the committee may establish guidelines for our management to follow in its ongoing dealings with the related party and then at least annually must review and assess ongoing relationships with the related party. Any matter that is determined to be a conflict of interest for which a waiver is provided will be posted on our website pursuant to the Code of Business Conduct.

Proposal Two – Ratification of Independent Auditor
Reasons for the Proposal
The Audit Committee of the board of directors has appointed KPMG as independent registered public accounting firm for the Company for the year ending December 31, 2008. The submission of this matter for approval by stockholders is not legally required; however, the board of directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for stockholders to provide direct feedback to the board of directors on an important issue of corporate governance. If the stockholders do not approve the selection of KPMG, the selection of such firm as independent public accountants for the Company will be reconsidered by the Audit Committee.
KPMG served as our independent auditor for the audit of our financial statements for the year ending December 31, 2007. We initially engaged KPMG in 2004. A representative from KPMG is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.
Audit and Non-Audit Fees Summary
The total fees billed by KPMG for fiscal years 2007 and 2006 consisted of:

	2007	2006

Audit Fees (1)	$1,042,471	$977,504
Audit-Related Fees (2)	125,185	120,750
Tax Fees (3)	172,549	190,666
All Other Fees (4)	—	—

(1)	Audit fees relate to professional services rendered for the audit of the annual financial statements on Form 10-K, the review of financial statements included in quarterly reports on Form 10-Q and audit services provided in connection with statutory and regulatory filings, including audit of internal controls over financial reporting.

(2)	Audit-related fees relate to professional services rendered for registration statements and offerings, including assistance with registration under the London Stock Exchange.

(3)	Tax fees relate to professional services rendered related to international tax compliance and consulting.
The Audit Committee approved 100% of the fees paid to KPMG for audit-related, tax and other fees. The Audit Committee pre-approves all non-audit services to be performed by our principal accountant in accordance with the audit committee charter.

Board of Directors Recommendation
The board of directors recommends voting “For” the ratification of KPMG as independent auditor.
Report of the Audit Committee
The Audit Committee is governed by a charter adopted by the board of directors and is comprised of four independent outside directors. The board of directors has determined that Ms. Quinn is an Audit Committee financial expert, based on the definition and additional expertise factors outlined by the SEC.
Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that we follow. The independent auditors are responsible for auditing our financial statements annually, for reviewing our unaudited interim financial statements and for reporting on certain matters to the Audit Committee. The Audit Committee’s primary responsibility is to monitor and oversee these processes and the independence and performance of our independent auditors. The Audit Committee’s specific responsibilities are set forth in the audit committee charter.
The Audit Committee has reviewed and discussed with management the audited financial statements contained in our Form 10-K for the year ended December 31, 2007 and matters related to Section 404 of the Sarbanes-Oxley Act of 2002. It has also met with KPMG, our independent auditors, with and without management present, to discuss the results of their audit and their evaluation of our internal controls.
The Audit Committee has also discussed with the independent auditors the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants (Professional Standards, Vol.1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended by the Independence Standards Board as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with KPMG such independent auditors’ independence. The Audit Committee has also considered whether the provisions of non-audit services to the Company by KPMG are compatible with maintaining their independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in our Form 10-K for the year ended December 31, 2007 to be filed with the SEC.

This report is submitted on behalf of the Audit Committee.

Nancy K. Quinn, Chairman John B. Connally III Barry J. Galt Charles J. Hue Williams

Security Ownership of Certain Beneficial Owners and Management
Common Stock and Series C Preferred Stock
The following table shows the amount of common stock and Series C Preferred Stock beneficially owned (as defined by the SEC’s rules and regulations) by (a) persons whom we know to be the beneficial owners of more than 5% of our outstanding common stock based solely on our review of the Schedule 13G Statements of Beneficial Ownership filed by such persons with the SEC on the dates indicated, (b) persons whom we know to be the beneficial owners of more than 5% of our Series C Preferred Stock, (c) our directors, (d) each Named Executive Officer and (e) our directors and executive officers as a group. The beneficial holders listed below do not possess any additional voting rights with respect to the shares of our common stock that they own. The holders of the Series C Preferred Stock are entitled to less than 1200 votes per share on the proposals at the Annual Meeting. The number of shares shown includes shares that are individually owned or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.
Except as otherwise indicated, all information is as of March 31, 2008:

					Percentage
			Percentage	Series C	of Series C
			of Common	Preferred	Preferred
	Common Stock		Stock	Stock	Stock
	Beneficially		Beneficially	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned (1)		Owned (1)	Owned	Owned
Steelhead Partners, LLC	13,210,200	(2)	10.4%	—	—
1301 First Avenue Suite 201 Seattle, Washington 98101

The Mitchell Group,Inc.	8,958,300	(3)	7.0%	—	—
1100 Louisiana Street, Suite 4810 Houston, Texas 77002

John N. Seitz	6,469,533	(4)	5.1%	—	—
1001 Main Street, Suite 1600 Houston, Texas 77002

					Percentage
			Percentage	Series C	of Series C
			of Common	Preferred	Preferred
	Common Stock		Stock	Stock	Stock
	Beneficially		Beneficially	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned (1)		Owned (1)	Owned	Owned
William L. Transier	3,973,082	(6)	3.1%	—	—

Bruce H. Stover	1,716,047	(7)	1.3%	—	—

J. Michael Kirksey	609,000	(8)	*

John B. Connally III	530,468	(9)	*	—	—

John G. Williams	456,000	(10)	*

Robert L. Thompson	425,138	(11)	*	—	—

Barry J. Galt	330,326	(12)	*	—	—

Nancy K. Quinn	328,938	(13)	*	—	—

Thomas D. Clark, Jr.	156,347	(14)	*	—	—

Charles J. Hue Williams	40,000	(15)	*	—	—

GS Investment Strategies, LLC 1	13,536,762	(16)	9.7%	30,000	24.0%
1 New York Plaza New York, NY 10004

HBK Investments L.P.	11,931,861	(17)	8.6%	27,500	22.0%
300 Crescent Court, Suite 700 Dallas, Texas 75201

Eton Park Capital Management, L.P.	11,524,342	(18)	8.3%	27,500	22.0%
825 Third Avenue,9th Floor New York, New York 10011

TPG-Axon GP, LLC	7,000,000	(19)	5.2%	17,500	14.0%
888 Seventh Avenue - 38th Floor New York, NY 10019

Kings Road Investments Ltd.	5,640,319	(20)	4.3%	12,500	10.0%
598 Madison Avenue - 14th Floor New York, NY 10022

Magnetar Master Fund, Ltd	4,512,256	(21)	3.4%	10,000	8.0%
1603 Orrington Avenue Evanston, IL 60201

All directors and executive officers as a group (11 persons)	15,034,879	(22)	11.6%	—	—

*	Less than 1%.

(1)	Pursuant to the rules and regulations promulgated under the Exchange Act, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares or to direct the vote or disposition of such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares or to direct the vote or disposition of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. This table has been prepared based on 127,527,858 shares of common stock and 125,000 shares of Series C Preferred Stock outstanding as of March 31, 2008.

(2)	Based upon the Schedule 13F for December 31, 2007 filed with the SEC with respect to its securities as of that date, Steelhead Partners LLC, James Michael Johnson, and Brian Katz Klein have shared voting and dispositive power as to 13,210,200 shares of common stock. The J-K Navigator Fund, L.P. has shared voting and dispositive power as to 8,103,720 shares of common stock.

(3)	Based upon the Schedule 13G filed November 22, 2006 with the SEC, The Mitchell Group, Inc. has sole voting and dispositive power as to the shares of common stock.

(4)	Mr. Seitz is our Vice Chairman of the board.

(5)	Not used.

(6)	Mr. Transier is our Chief Executive Officer and President. The shares beneficially owned by Mr. Transier include 259,956 shares of common stock underlying stock options. As of December 31, 2007, 3,073,450 shares and 156,711 options were transferred to Mr. Transier’s former spouse pursuant to a domestic relations order. Mr. Transier disclaims any beneficial ownership in shares held by his former spouse.

(7)	Mr. Stover is our Executive Vice President Operations and Business Development. The shares beneficially owned by Mr. Stover include 466,667 shares of common stock underlying stock options. Mr. Stover has pledged 607,944 shares of common stock as collateral for a loan

(8)	Mr. Kirksey is our Executive Vice President and Chief Financial Officer.

(9)	Mr. Connally is a director. The shares beneficially owned by Mr. Connally include 153,333 shares of common stock underlying stock options. Also includes 32,050 shares owned of record by Pin Oak Energy Partnership, of which Mr. Connally owns 50% of the partnership interest and has voting and investing power.

(10)	Mr. Williams is our Executive Vice President of Exploration.

(11)	Mr. Thompson is Vice President, Chief Accounting Officer and Corporate Planning. The shares beneficially owned by Mr. Thompson include 133,333 shares of common stock underlying stock options.

(12)	Mr. Galt is a director. The shares beneficially owned by Mr. Galt include 53,333 shares of common stock underlying stock options.

(13)	Ms. Quinn is a director. The shares beneficially owned by Ms. Quinn include 53,333 shares of common stock underlying stock options.

(14)	Mr. Clark is a director. The shares beneficially owned by Mr. Clark include 6,667 shares of common stock underlying stock options.

(15)	Mr. Hue Williams is a director.

(16)	Includes 12,000,000 shares of common stock issuable upon conversion of the Series C Preferred Stock.

(17)	Includes 11,000,000 shares of common stock issuable upon conversion of the Series C Preferred Stock. Based on a Schedule 13G filed December 31, 2007 with the SEC with respect to its securities as of December 31, 2007, as a group, HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P. have shared voting and dispositive power over the securities.

(18)	Includes 11,000,000 shares of common stock issuable upon conversion of the Series C Preferred Stock. Based on a Schedule 13G filed February 13, 2008, as a group, Eton Park Fund, L.P., Eton Park Master Fund, Ltd., Eton Park Associates, L.P., Eton Park Capital Management, L.P. and Eric M. Mindich have shared voting and dispositive power with respect to 11,000,000 shares of common stock. Members of the group have the following voting and dispositive power: Eton Park Fund, L.P. has shared voting and dispositive power as to 3,803,034 shares; Eton Park Master Fund, Ltd. has shared voting and dispositive power as to 7,721,308 shares; Eton Park Associates, L.P. has shared voting and dispositive power as to 3,803,034 shares; Eton Park Capital Management, L.P. has shared voting and dispositive power as to 7,721,308 shares; and Mr. Mindich has shared voting and dispositive power as to 11,524,342 shares. Mr. Mindich disclaims beneficial ownership other than as to the portion of such shares relating to his individual economic interest.

(19)	Includes 7,000,000 shares of common stock issuable upon conversion of the Series C Preferred Stock.

(20)	Includes 5,000,000 shares of common stock issuable upon conversion of the Series C Preferred Stock. Kings Road Investments, Ltd. have shared voting and dispositive power as to the shares of common stock.

(21)	Includes 4,000,000 shares of common stock issuable upon conversion of the Series C Preferred Stock. Magnetar Master Fund, Ltd. has shared voting and dispositive power as to the shares of common stock.

(22)	Includes 1,126,622 shares issuable upon exercise of options and 607,944 shares of common stock pledged as collateral for a loan.
Series B Preferred Stock
The holders of our Series B preferred stock are entitled to vote with the holders of common stock on all matters for which stockholders are entitled to vote. Each share of Series B preferred stock is entitled to one vote per share.
As of March 31, 2008, we believe that Michael Lauer, 7 Dwight Lane, Greenwich, Connecticut 06831, was the beneficial owner of all 19,714 outstanding shares of Series B preferred stock.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such officers, directors and ten percent stockholders are also required by applicable SEC rules to furnish us with copies of all forms filed with the SEC pursuant to Section 16(a) of the Exchange Act. Based solely on our review of the copies of such forms we received, we believe that during the fiscal year ended December 31, 2007 all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were satisfied in a timely fashion.
Deadlines for Stockholder Proposals for Next Year’s Annual Meeting
You may submit proposals on matters appropriate for stockholder action at future annual meetings by following the rules of the SEC. We must receive proposals intended for inclusion in next year’s proxy statement and proxy card no later than December 22, 2008. All proposals and notifications should be addressed to the Office of the Corporate Secretary, Endeavour International Corporation, 1001 Fannin Street, Suite 1600, Houston, Texas 77002. If the Company does not receive notice of any matter that a stockholder wishes to raise at the annual meeting in 2009 by March 14, 2009 and the matter is raised at that meeting, the proxy holders for next year’s meeting will have discretionary authority to vote on the matter.
Other Matters
The board of directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.

By Order of the Board of Directors,

/s/ Karen Paganis
Karen Paganis
Secretary
April 21, 2008

Endeavour International Corporation
1001 Fannin Street, Suite 1600, Houston, Texas 77002
PROXY
This Proxy is Solicited By and on Behalf of the Board of Directors for the
Annual Meeting of Stockholders, May 29, 2008
     The undersigned hereby appoints William L. Transier and J. Michael Kirksey, either or both of them, proxies of the undersigned with full power of substitution, to vote all shares of Endeavour International Corporation Common Stock, Series B Preferred Stock or Series C Preferred Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Endeavour International Corporation to be held in Houston, Texas on Thursday, May 29, 2008 at 10:00 a.m., local time, or at any adjournment or postponement thereof, upon the matters set forth below and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

1.	Election of Class I Directors:		For	Withheld
	01-John B. Connally III		☐	☐
	02-Charles J. Hue Williams		☐	☐
	03-William L. Transier		☐	☐

2.	Ratification of the Appointment of
	Independent Auditor:	For	Against	Abstain
		☐	☐	☐
This proxy will be voted as indicated by the stockholder(s). If no choice is indicated above, this proxy will be voted “for” Items 1 and 2.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith.

Please note any address changes.	Date:

Signature of Stockholder:

Signature of Stockholder:

	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian, please give full title as such.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

YOUR VOTE IS IMPORTANT
VOTE TODAY IN ONE OF THREE WAYS:
1.	VOTE BY INTERNET: Log-on to www.votestock.com Enter your control number printed below Vote your proxy by checking the appropriate boxes Click on “Accept Vote”
OR
2.	VOTE BY TELEPHONE: After you call the phone number below, you will be asked to enter the control number at the bottom of the page. You will need to respond to only a few simple prompts. Your vote will be confirmed and cast as directed.

Call toll-free in the U.S. or Canada at 1-866-626-4508 on a touch-tone telephone
OR
3.	VOTE BY MAIL: If you do not wish to vote by telephone or over the internet, please complete, sign, date and return the accompanying proxy card in the pre-paid envelope provided.
YOUR CONTROL NUMBER IS:
You may vote by Internet or telephone 24 hours a day, 7 days a week. Internet and telephone voting is available through 11:59 p.m., prevailing time, on May 28,2008
Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed and returned your proxy card.